NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST TO ACQUIRE BEACH FRONT RESORT
IN JACKSONVILLE, FLORIDA

Transaction Highlights:

•	Acquired at an 8.2 first year EBITDA multiple

•	Asset enjoys strong reputation in high barrier to entry market

•	Consistent with stated investment strategy to acquire select independents

•	Direct hotel portfolio to increase to 17 assets totaling 2,784 rooms

DALLAS — (February 26, 2004) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has signed a definitive agreement to acquire the Sea Turtle Inn, a 193-room, independently operated, full service beach front resort in Atlantic Beach, Florida, for total consideration of $23,100,000. The acquisition is expected to close in March 2004.

The purchase price includes approximately $4.9 million in cash, operating partnership units valued at approximately $2.5 million and the assumption of $15.7 million in debt, equating to a 10.1 trailing twelve month EBITDA multiple. The assumed first mortgage bears interest at a rate of 7.25% based on a 25-year amortization schedule and matures in December 2005. The operating partnership units will be issued at par based upon the average closing price of the Company’s common shares for the week preceding the third business day before closing.

Located on 3.3 acres of beach front property in Atlantic Beach, the Sea Turtle Inn includes approximately 8,500 square feet of meeting space, an outdoor pool and banquet/restaurant facilities. Built in 1972, the property has been completely renovated recently with over $9 million of improvements. The only full service hotel in the Atlantic/Jacksonville Beach markets, the Sea Turtle Inn has established a loyal local following for both business and tourist travelers. Remington Lodging & Hospitality, L.P. will manage the property.

Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “We have focused our direct hotel investment strategy to date primarily on properties that were either under-managed, well below replacement cost or offered strategic diversification to our portfolio. The Sea Turtle Inn exceeds our investment hurdles by offering a strong initial yield, the opportunity to increase cash flow through enhanced cost controls, and an enviable competitive position in Atlantic, Jacksonville and Neptune Beaches due to current development and environmental restrictions.”

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Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure,

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14180 Dallas Parkway, 9th Floor, Dallas, TX 75254	Phone: (972) 490-9600

AHT to Acquire Beach Front Hotel

February 26, 2004

including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the transaction will close in March 2004 the first year EBITDA multiple, the impact of the transaction on our business and future financial condition, our business and investment strategy; our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-11, as amended (File Number 333-105277), and from time to time, in Ashford’s other filings with the Securities and Exchange Commission. EBITDA is defined as Net Income before interest, taxes, depreciation and amortization.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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